EXHIBIT 10.2


                           SOFTWARE LICENSE AGREEMENT

     This Software License Agreement ("Agreement") dated July 29, 2004, is by and between FUJIFILM Medical Systems U.S.A., Inc., a New York corporation ("Fuji") and Integrated Surgical Systems, Inc. a Delaware corporation ("ISS").

                                    RECITALS

     WHEREAS, ISS has developed pre-surgical planning software, using its proprietary technology, for use in surgeries involving the replacement of a knee or hip joint with a manmade metal joint and markets such software under the name OrthodocTM ("Orthodoc");

     WHEREAS, under valid licenses issued to ISS, Orthodoc incorporates data from multi-vendor prosthetic libraries for orthopedic implants (the "Third Party Content"), which ISS has converted, in order to render 3D templates for such orthopedic implants;

     WHEREAS, Fuji has developed and markets a software product, Synapse(TM), which, among other things, enables the input and conversion of x-ray images into 2D digital images;

     WHEREAS, Fuji and ISS, entered into a Software Development Agreement dated November 17, 2003 (the "Development Agreement"), whereby (a) ISS agreed to port Orthodoc, its existing 3D planning software technology, and all Third Party Content and core software libraries to function on a Windows(TM) platform (the "ISS Software") and (b) Fuji and ISS agreed, among other things, to work together, using the ISS Software, to develop user interfaces and features for an integrated 2D x-ray and 3D orthopedic implant pre-surgical planning system (the "Integrated Software"), to be owned and marketed by Fuji; and

     WHEREAS, Fuji and ISS desire to enter into a license for the ISS Software, subject to and in accordance with the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, the parties agree as follows:


                                    AGREEMENT

1.   DEFINITIONS

     In addition to any terms defined in the preamble and herein, the following is a list of defined terms used in this Agreement:

     1.1 "Affiliate" means any entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with Fuji or ISS (as the case may be).

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     1.2 "Documentation" means the ISS Software user guides, reference manuals, job aides, installation materials and other written or computer-generated materials.

     1.3 "End User" means any entity, not an Affiliate of Fuji, that licenses the Fuji Product for internal use and not for resale.

     1.4 "Fuji Product" means Synapse(TM) integrated with the Integrated Software and any other product developed by Fuji that contains, or is bundled or combined with the Integrated Software.

     1.5 "Integrated Software" has the meaning set forth in the preamble hereof.

     1.6 "ISS Software" has the meaning set forth in the preamble hereof and shall include all New Versions, Updates and Upgrades, in each case, all current and future foreign language versions thereof.

     1.7 "License Fees" means the fees due to ISS for the ISS Software, pursuant to Section 4.1 hereof.

     1.8 "Maintenance and Support Fee" means the fees due to ISS for the Maintenance, Upgrades, Updates New Versions or Third Party Content Update, pursuant to Section 4.2 hereof.

     1.9 "Net Revenue" means that certain portion of the total license fee received by Fuji from an End User for a Fuji Product which Fuji, in its sole discretion, attributes to the license of the Integrated Software included therein or sold or licensed therewith.

     1.10 "New Version" means any new version of the ISS Software, Orthodoc or the Third Party Content, for which the number to the left of the decimal point is increased. For example, Orthodoc 5.0 would be a New Version to Orthodoc 4.0. For purposes hereof, any release of ISS Software, Orthodoc or Third Party Content in an additional language shall be considered a New Version whether or not released under a new number.

     1.11 "Source Code" means those statements in a computer language, which, when processed by a compiler, assembler or interpreter, become executable by a computer and includes Source Code for the ISS Software, the Third Party Content and any and all software necessary for the integration and interface of the Third Party Content with and into the ISS Software.

     1.12 "Third Party Content" has the meaning set forth in the preamble hereof and all other data regarding prosthetics and orthopedic implants that is now or hereafter used in or with the ISS Software and/or Orthodoc.

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     1.13 "Update" means a new release of the ISS Software, Orthodoc or the
Third Party Content, which, for reason of additional functionality, the number to the right of the first decimal point is increased and includes Third Party Content Updates. For example, Orthodoc 4.1 would be an Update to Orthodoc 4.0.

     1.14 "Upgrade" means a bug fix, workaround, or patch to correct any reproducible error in the ISS Software, Orthodoc or the Third Party Content.

2.   LICENSE GRANT AND RIGHT OF USE

     2.1 (a) License Grant. Subject to the terms and conditions of this Agreement, ISS grants to Fuji a perpetual, nontransferable (other than as set forth in Section 13.6 hereof) sublicensable license to use, reproduce, and/or modify the ISS Software to develop, create, manufacture, test, distribute, sell, maintain and support Fuji Products. Such license shall be exclusive to Fuji until May 16, 2005, and thereafter shall be nonexclusive. The license includes, but is not limited to, a license under any and all patents and any and all applications therefore, that have been filed or may be filed in the future with respect to the ISS Software and/or Orthodoc. ISS shall seek, obtain, and during the term hereof, maintain and enforce in its own name and at its own expense, appropriate patent, trademark and/or copyright protection for the ISS Software.

     2.2 End User Licensing. Fuji agrees that each copy of a Fuji Product distributed by Fuji hereunder shall be accompanied by a copy of Fuji's standard end user software license; provided, however, that the terms of such license shall be drafted so as to apply to the ISS Software and shall be at least as protective of the ISS Software as the terms and conditions for the Fuji Product and the terms and conditions governing this Agreement.

     2.3 Proprietary Notices. Fuji shall reproduce all copyright or other proprietary notices contained in the ISS Software code, as provided by ISS and ISS hereby conveys to Fuji a perpetual, nonexclusive, nontransferable license to use and reproduce such copyrights or other proprietary notices for the purposes of this Section 2.3. These notices may appear in conjunction with Fuji's notices.

     2.4 Cooperation. Fuji may submit applications and information to the U.S. Food and Drug Administration and/or other governmental authorities for approvals or clearance of a Fuji Product containing, or combined or bundled with the ISS Software. At the request of Fuji, ISS shall cooperate with Fuji in submitting such applications and information, including providing such documentation as shall be necessary to obtain approval for the sale of such Fuji Product.

3.   TERM

     The term of this Agreement shall be five (5) years from the date hereof, unless terminated earlier as provided in this Agreement.

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4.   PAYMENT

     4.1 License Fee. In consideration of the licenses granted in Section 2.1 hereof, Fuji shall pay ISS a License Fee equal to ten (10%) percent of the Net Revenue received by Fuji during the term of this Agreement. Notwithstanding the foregoing, ISS hereby grants to Fuji the right to distribute or sell fifteen
(15) concurrent use licenses for the ISS Software without paying a License Fee.

     4.2 Maintenance and Support Fee. In consideration of the Maintenance, Updates, Upgrades or New Versions to be provided to Fuji in accordance with Sections 5.1 and 5.2 hereof, Fuji shall pay ISS, in respect of each license of a Fuji Product, an annual Maintenance and Support Fee equal to fifteen (15%) percent of the License Fee payable hereunder for each year, other than the first year, during the term of such license.

     4.3 Payment Terms. All fees due hereunder shall be paid quarterly on the last business day of each calendar quarter. Each such payment shall be accompanied by a written report from Fuji setting forth the nature and amount of each such payment.

5.   MAINTENANCE, UPDATES, UPGRADES AND NEW VERSIONS

     5.1 Maintenance. During the term of this Agreement, ISS shall correct or replace the ISS Software or provide an Upgrade necessary to remedy any programming error which is attributed to ISS. Such correction, replacement or services shall be promptly provided after Fuji has identified and notified ISS of any such error. All such corrections and replacements to be provided in accordance with this Section 5.1 shall function on a Windows(TM) platform. ISS shall assist Fuji in integrating all corrections and replacements into the Integrated Software.

     5.2 Updates, Upgrades and New Versions. ISS shall promptly deliver to Fuji all Updates, Upgrades and New Versions, whichever is applicable. In no event will ISS deliver to Fuji an Update, Upgrade or New Version more than thirty (30) days following ISS's beta release and/or production release of the same. All Updates, Upgrades and New Versions shall function on a Windows(TM) platform. ISS shall assist Fuji in integrating all Updates, Upgrades and New Versions into the Integrated Software.

     5.3 License of Updates, Upgrades and New Versions. Upon delivery of the foregoing items to Fuji, the licenses granted to Fuji pursuant to Section 2.1 hereof shall be deemed to include such items. Fuji acknowledges that during the term of this Agreement, in addition to delivering to Fuji the Updates, Upgrades and New Versions, ISS expects to release additional components and separate modules not described in Section 5.2 hereof for the ISS Software for which ISS may elect to require that licensees pay separate consideration and enter into separate agreements or amendments in order to have any rights to such modules or components.

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6.   OWNERSHIP

     6.1 By ISS. Subject to the licenses granted herein, ISS retains all right, title and interest in and to the ISS Software. Fuji acknowledges that the licenses granted herein do not provide Fuji with title to or ownership of the ISS Software, but only the rights expressly set forth herein. No rights are granted other than the rights expressly set forth herein.

     6.2 By Fuji. Fuji retains all right, title and interest in and to the Fuji Products. To the extent the Fuji Products contains any ISS Software, ISS retains all right, title and interest to such ISS Software as set forth in Section 6.1 hereof.

     6.3 Source Code. ISS agrees to maintain the Source Code in both human and machine-readable form in escrow for the benefit of Fuji, at Fuji's sole expense, pursuant to a third-party escrow agreement in substantially the form annexed hereto as Exhibit A. To the extent that Fuji receives access to source code as set forth herein, ISS grants Fuji a non-exclusive license with the right to install and use, execute, display and modify the source code for the purposes of maintaining, operating, upgrading and enhancing the Fuji Products for use by Fuji pursuant to the license granted in Section 2.1 hereof.

7.   WARRANTIES

     7.1. ISS Warranties.

          (a) Ownership. ISS represents and warrants to Fuji that: (i) it has the full power to enter into this Agreement, to carry out its obligations herein contained, and to grant the rights herein granted to Fuji and (ii) it is the owner of the ISS Software or otherwise has the right to grant to Fuji the license to use the same (including, without limitation all Third Party Content) as set forth in this Agreement without violating any rights of any third party, and there is currently no actual or threatened suit by any such third party based on an alleged violation of such right by ISS.

          (b) Function. Subject to the limitations set forth in this Agreement, ISS warrants to Fuji that the ISS Software does not contain any virus, time bomb mechanism or other software or code that can disable or adversely affect any and all of the Integrated Software or destroy any data or other software and shall perform in conformance with the functional requirements set forth in the Documentation, in all material respects.

     7.2 Fuji Warranty. Fuji represents and warrants to ISS that it has the full power to enter into this Agreement and to carry out its obligations herein contained.

8.   WARRANTY DISCLAIMER

     EXCEPT AS STATED IN SECTION 7 ABOVE, ISS PROVIDES NO WARRANTY, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, AND SPECIFICALLY DISCLAIMS ANY WARRANTY OR CONDITION OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THIS AGREEMENT, INCLUDING WITHOUT LIMITATION WITH RESPECT TO THE ISS SOFTWARE, WHICH IS PROVIDED "AS IS".

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9.   LIMITATION OF LIABILITY

     EXCEPT FOR LIABILITY UNDER SECTIONS 10 AND 12 HEREOF, IN NO EVENT SHALL ISS'S LIABILITY ARISING OUT OF THIS AGREEMENT EXCEED THE AMOUNTS RECEIVED BY ISS FROM FUJI HEREUNDER. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR LOST PROFITS OR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL, OR INDIRECT DAMAGES, HOWEVER CAUSED OR INCURRED BY EITHER PARTY OR ANY THIRD PARTY AND ON ANY THEORY OF LIABILITY, ARISING OUT OF THIS AGREEMENT. EACH PARTY ACKNOWLEDGES AND AGREES THAT THE PRICE SET FORTH HEREIN IS BASED IN PART UPON THESE LIMITATIONS, AND FURTHER AGREES THAT THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

10.  INDEMNIFICATIONS

     10.1 ISS will indemnify, defend and hold harmless Fuji for any and all losses, claims, suits, proceedings, liabilities, causes of action, damages costs, expenses (including reasonable attorneys' fees and expenses) arising out of any claim, suit or proceeding brought against Fuji resulting, directly or indirectly, from a claim that the ISS Software supplied by ISS and when used as provided for by this Agreement, infringes any copyright, trade secret, trademark or patent of any third party. ISS will pay any award against Fuji, or settlement entered into on Fuji's behalf, based on such infringement only if Fuji notified ISS promptly in writing of the claim and provided reasonable assistance in connection with the defense and/or settlement thereof and permitted ISS to control the defense and/or settlement thereof; provided, however, that ISS shall not (a) have the right to control the defense if (i) Fuji shall have been advised by counsel that there are one or more legal or equitable defenses available to it which are different from or in addition to those available to ISS, and in the reasonable opinion of Fuji, ISS's counsel could not adequately represent the interests of Fuji because such interests could be in conflict with those of Fuji, (ii) such action or proceeding involves, or could have a material effect on, any material matter beyond the scope of the indemnification obligation of ISS, or (iii) ISS shall not have assumed the defense of any claim in a timely fashion, and (b) settle any claim without the prior written consent of Fuji, which consent shall not be unreasonably withheld or delayed. ISS shall have no liability to the extent the alleged infringement is caused by any unauthorized modifications or combination of the ISS Software with Fuji Products or other non-ISS equipment, programs or data, where the ISS Software alone would not have given rise to the claim.

     10.2 ISS Options. In the event of an infringement action against Fuji with respect to the ISS Software, or in the event ISS believes such a claim is likely, ISS shall be entitled, at its option but without obligation to:

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          (a) appropriately modify the ISS Software, or substitute other ISS software product which, in ISS's good faith opinion, does not infringe any third party intellectual property rights;

          (b) obtain a licensee with respect to the applicable third party intellectual property rights; or

          (c) if neither (a) nor (b) is commercially practicable, terminate this Agreement and Fuji's licenses hereunder. In such case, the ISS shall refund to Fuji the entire amounts paid to ISS over the last year. This refund shall be in addition to the indemnification provided to Fuji in Section 10.1 above.

     10.3 Entire Liability. Notwithstanding anything to the contrary, this
Article 12 states ISS's entire liability for actual or alleged infringement of intellectual property rights.

     10.4 Indemnification of ISS. Except for intellectual property infringement claims with respect to the ISS Software, Fuji agrees to indemnify and hold ISS harmless against any liability, or any litigation cost or expense (including reasonable attorneys fees), arising out of third party claims against ISS as a result of Fuji's use or distribution of the ISS Software. Fuji will pay any award against ISS, or settlement entered into on ISS's behalf, based on such infringement only if ISS notified Fuji promptly in writing of the claim and provided reasonable assistance in connection with the defense and/or settlement thereof and permitted Fuji to control the defense and/or settlement thereof; provided, however, that Fuji shall not (a) have the right to control the defense if (i) ISS shall have been advised by counsel that there are one or more legal or equitable defenses available to it which are different from or in addition to those available to Fuji, and in the reasonable opinion of ISS, Fuji's counsel could not adequately represent the interests of ISS because such interests could be in conflict with those of ISS, (ii) such action or proceeding involves, or could have a material effect on, any material matter beyond the scope of the indemnification obligation of Fuji, or (iii) Fuji shall not have assumed the defense of any claim in a timely fashion, and (b) settle any claim without the prior written consent of ISS, which consent shall not be unreasonably withheld or delayed. Fuji shall have no liability to the extent the alleged infringement is caused by any unauthorized modifications or combination of the ISS Software with the Fuji Product or other non-Fuji equipment, programs or data, where the Fuji Product alone would not have given rise to the claim.

     10.5 Survival of Indemnification. The rights to indemnification provided in this Article 12 shall survive the termination of this Agreement.

11.  TERMINATION

     11.1 Termination for Cause. Either party may terminate this Agreement for the breach by the other party. The terminating party will first give the other party written notice of the breach and the alleged breaching party shall have fifteen (15) days in which to cure the alleged breach. If a cure is not achieved during the cure period, then the non-breaching party may terminate the Agreement upon written notice. Notwithstanding the foregoing, if, as a result of any event

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regarding ISS, Fuji is unable to continue distributing, licensing or selling the
ISS Software, Fuji may terminate this Agreement and ISS shall have no right to cure such breach.

     11.2 Insolvency, Assignment, Bankruptcy or Nonavailability. Either party may terminate this Agreement upon written notice to the other party if the other party:

          (a) becomes unable to pay debts in the ordinary course of business or as they become due, or is insolvent within the meaning of the federal bankruptcy laws;

          (b) files or has filed against it a petition (or other document) under any bankruptcy law or similar law, which is unresolved within sixty days of the filing of such petition (or document);

          (c) proposes any dissolution, liquidation, composition, financial reorganization of recapitalization with creditors;

          (d) makes a general assignment or trust mortgage for the benefit of creditors;

          (e) if a receiver, trustee, custodian or similar agent is appointed or takes possession of any of Fuji's or ISS's property or business; or

          (f) is unable to perform its obligations hereunder.

     11.3 Effect of Termination of Obligations. Termination of this Agreement will not affect any pre-termination obligation of either party under this Agreement, and any termination is without prejudice to the enforcement of any undischarged obligations existing at the time of termination. Regardless of any other provisions of this Agreement, neither party will by reason of the termination of this Agreement be liable for compensation, reimbursement, or damages on account of the loss of prospective profits on anticipated sales, or on account of expenditures, investments, leases or commitments in connection with either party's business or goodwill, or otherwise.

     11.4 Effect of Termination of Licenses. Upon the termination or expiration of this Agreement, all of Fuji's rights and licenses with respect to the ISS Software shall survive. Notwithstanding the foregoing, unless this Agreement is terminated by ISS for Fuji's actual default by reason of non-payment of the License Fees and/or the Maintenance and Support Fees, Fuji shall be entitled to continue to distribute the ISS Software in accordance with Section 2.1 hereof, so long as Fuji continues to pay the applicable License Fees. Each End User license agreement in existence as of the effective date of termination shall survive in accordance with its terms.

12.  CONFIDENTIALITY

     12.1. Confidential Information. As used in this Agreement, the term "Confidential Information" shall mean any information disclosed by one party to the other pursuant to this Agreement which is in written, graphic, machine

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readable or other tangible form and is contains current and future product information, research, development, trade secrets, financial and other business and/or proprietary information. Confidential Information may also include oral information disclosed by one party to the other.

     12.2. Duty of Confidentiality. Each party shall treat as confidential all Confidential Information of the other party, shall not use such Confidential Information except as set forth herein, and shall use reasonable efforts not to disclose such Confidential Information to any third party. Without limiting the foregoing, each of the parties shall use at least the same degree of care that it uses to prevent the disclosure of its own Confidential Information of like importance to prevent the disclosure of Confidential Information disclosed to it by the other party under this Agreement. Each party shall promptly notify the other party of any actual or suspected misuse or unauthorized disclosure of the other party's Confidential Information.

     12.3 Exceptions. Notwithstanding the above, neither party shall have liability to the other with regard to any Confidential Information of the other which the receiving party can prove:

          (a) was in the public domain at the time it was disclosed or has become in the public domain through no fault of the receiving party;

          (b) was known to the receiving party without restriction at the time of disclosure, as demonstrated by files in existence at the time of disclosure;

          (c) is disclosed with the prior written approval of the disclosing party;

          (d) was independently developed by the receiving party without any use of the Confidential Information;

          (e) becomes known to the receiving party, without restriction, from a source other than the disclosing party without breach of this Agreement by the receiving party and otherwise not in violation of the disclosing party's rights;

          (f) is disclosed generally to third parties by the disclosing party without restrictions similar to those contained in this Agreement; or

          (g) such disclosure is required by order or requirement of a court, administrative agency, or other governmental body.

     12.4 Confidentiality of Agreement. Each party shall be entitled to disclose the existence of this Agreement, but agrees that the terms and conditions of this Agreement shall be treated as Confidential Information and shall not be disclosed to any third party; provided, however, that each party may disclose the terms and conditions of this Agreement:

          (a) as required by any court or other governmental body;

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          (b)       as otherwise required by law;

          (c) to legal counsel of the parties;

          (d) in confidence, to accountants, banks, and financing sources and their advisors;

          (e) in connection with the enforcement of this Agreement or rights under this Agreement; or

          (f) in confidence, in connection with an actual or proposed merger, acquisition, or similar transaction.

     12.5 Survival. Article 14 of this Agreement shall survive for one (1) year after the termination date of this Agreement.

13.  GENERAL PROVISIONS

     13.1 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, applicable to agreements entered into and to be performed wholly within such jurisdiction. All disputes arising out of this Agreement shall be subject to the exclusive jurisdiction of the courts of the State of New York and the parties agree and submit to the personal and exclusive jurisdiction and venue of these courts.

     13.2 Partial Invalidity. If any provision in this Agreement shall be found or held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect. In such event, the parties shall negotiate, in good faith, a substitute, valid and enforceable provision that most nearly effects the parties' intent in entering into this Agreement.

     13.3 Independent Contractors. The parties hereto are independent contractors. Nothing contained herein or done in pursuance of this Agreement shall constitute either party becoming an agent of the other, for any purpose or in any sense whatsoever, or constitute the parties as partners or joint venturers. Fuji shall make no representations or warranties on behalf of ISS with respect to the ISS software products.

     13.4 Modification. No alteration, amendment, waiver, cancellation or any other change in any term or condition of this Agreement shall be valid or binding on either party unless the same shall have been mutually assented to in writing by both parties.

     13.5 Waiver. The failure of either party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other party of any of the provisions of this Agreement, shall in no way

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be construed to be a present or future waiver of such provisions, nor in any affect the right of either party to enforce each and every such provision thereafter. The express waiver by either party of any provision, condition or requirement of this Agreement shall not constitute a waiver of any future obligation to comply with such provision, condition or requirement.

     13.6 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither party shall assign any of its rights, obligations, or privileges (by operation of law or otherwise) hereunder without the prior written consent of the other party; provided, further, that no such prior written consent shall be needed if Fuji assigns this Agreement to one of its Affiliates. Notwithstanding the foregoing, either party may assign this Agreement to a successor in interest (or its equivalent) of all or substantially all of its relevant assets, whether by sale, merger, or otherwise. Any attempted assignment in violation of this Section 13.6 shall be null and void.

     13.7 Notices. Any notice required or permitted to be given by either party under this Agreement shall be in writing and shall be personally delivered or sent by commercial courier or by first class mail/air mail (certified or registered if available), or by telecopy confirmed by first class mail/air mail (registered or certified if available), to the other party at its address set forth below or such new address as may from time to time be supplied hereunder by the parties hereto.

If to Fuji:

FUJIFILM Medical Systems U.S.A., Inc.
419 West Avenue
Stamford, CT 06902
Attn:    Clayton Larsen
         Vice President, Marketing and Network Development
Tel: (203) 602-3678
Fax: (203) 353-0926

With a copy to:

Fuji Photo Film U.S.A., Inc.
200 Summit Lake
Valhalla, NY 10595
Attn:    Jonathan File
         General Counsel
Tel: (914) 789-8105
Fax: (914) 789-8514

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If to ISS:

Integrated Surgical Systems, Inc.
1850 Research Park Drive
Davis, CA 95616
Attn:    Ramesh Trivedi
         Chief Executive Officer
Tel: (530) 792-2600
Fax: (530) 792-2690


     13.8 Force Majeure. Notwithstanding anything else in this Agreement, and except for the obligation to pay money, no default, delay or failure to perform on the part of either party shall be considered a breach of this Agreement if such default, delay or failure to perform is shown to be due to causes beyond the reasonable control of the party charged with a default, including, but not limited to, strikes, lockouts or other labour disputes, riots, civil disturbances, actions or in actions of governmental authorities or suppliers, epidemics, war, embargoes, severe weather, fire, earthquakes, acts of God or the public enemy, nuclear disasters, or default of a common carrier.

     13.9 No Third Party Beneficiaries. Unless otherwise expressly provided, no provisions of this Agreement shall be construed to confer upon or give to any person or entity other than ISS and Fuji any rights, remedies or other benefits under or by reason of this Agreement.

     13.10 Entire Agreement. The terms and conditions herein contained, including all exhibits hereto, constitute the entire agreement between the parties and supersede all previous agreements and understandings, other than the Software Development Agreement, whether oral or written, between the parties hereto with respect to the subject-matter hereof. The terms and conditions of the Agreement shall automatically apply to each transaction between the parties contemplated by this Agreement notwithstanding any additional or different terms and conditions of the Software Development Agreement or other document.

     13.11 Headings. The headings provided in this Agreement are for the convenience only and will not be used in interpreting or construing this Agreement.

                           [Signature page to follow]

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     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be signed by duly authorized officers of representatives.


FUJIFILM MEDICAL SYSTEMS U.S.A., INC.


By:  /s/  Clayton Larsen
   -------------------------------
Name:     Clayton Larsen
Title:    Vice President, Marketing and Network Development



INTERGRATED SURGICAL SYSTEMS, INC.


By:  /s/  Ramesh Trivedi
   -------------------------------
Name:     Ramesh Trivedi
Title:    Chief Executive Officer

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                                    Exhibit A
                                    ---------

                                ESCROW AGREEMENT


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